Exhibit 10.1

April 10, 2026

Luther “Luke” Kissam

lukekissam@gmail.com

Dear Luke:

Corteva, Inc. (the “Company”) is pleased to offer you employment on the terms described in this letter agreement (this “Agreement”).

1. Term. The term of this Agreement and your employment with the Company is expected to begin on June 1, 2026 (your first day of employment, the “Hire Date”) and will continue until your employment terminates for any reason, except that the provisions of this Agreement will survive the termination of your employment as is necessary to give effect to their express terms. You will become an employee of Corteva, Inc.

2. Title and Role.

a. From your Hire Date until the spinoff of the Company’s Seed business (currently anticipated, but not guaranteed, to occur on October 1, 2026) you will serve as Chief Executive Officer of the Crop Protection Business Unit, reporting directly to Chuck Magro.

b. Immediately after the spinoff of the Company’s Seed business, you will serve as Chief Executive Officer of Corteva, Inc., reporting directly to the Board of Directors of the Company (the “Board”). In such role, you will be the most senior executive of the Company to whom all other executives and employees of the Company report, directly or indirectly, and will have all the duties and authorities customarily associated therewith. Promptly after the spinoff of the Company’s Seed business, the Board will appoint you to become a member of the Board.

c. You will devote substantially all your business time and attention to your duties hereunder, except for approved vacation and time-off periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Nothing in this Agreement will prohibit or restrict you from engaging in civic, charitable or religious activities or sitting on non-profit boards, in each case, provided such endeavors or service do not materially interfere with your obligations under this Agreement. You agree that prior to your Hire Date, you will no longer serve as a director on the board of directors of DuPont. In addition, you will not join the board of directors of any for- profit company without the prior approval of the Board; provided that you will not serve on more than one public company board in addition to the Board.

3. Location. Your primary work location will be at the Company’s corporate headquarters in the United States. The Company is still in the process of determining the post-separation headquarters of the Company.

4. Base Salary. You will receive a base salary at the annual rate of USD1,200,000, payable in accordance with the Company’s regular payroll practices.

5. Annual Cash Bonus. With respect to each calendar year, you will be eligible to receive an annual cash bonus under the Company’s Performance Reward Program (an “Annual Bonus”). Your target Annual Bonus opportunity each calendar year will be equal to 150% of your annual base salary, except that your target Annual Bonus opportunity for 2026 will be prorated based on the Hire Date. Your right to payment of each Annual Bonus will be conditioned on the Board’s certifying the achievement of the goals established for the applicable calendar year and on your continued employment at the time of the bonus payment. Payment of any earned Annual Bonus for a calendar year will be made no later than March 15th of the following calendar year.

6. Annual Equity Awards. With respect to each calendar year beginning with 2027, you will be eligible to participate in the long-term incentive and equity plans of the Company with a target grant date value (determined using the Company’s customary methodology) of USD7,500,000. The type of awards granted to you each year, and the other terms and conditions thereof, will be determined by the Board (or an appropriate committee thereof) and will be subject to the applicable terms and conditions of the Company’s 2019 Omnibus Incentive Plan, but will be consistent with the grants awarded to other senior executives of the Company.

7. One-Time Off-Cycle LTI Award. You will receive a USD3,750,000 off-cycle 2026 annual award on your Hire Date (50% PSU / 50% RSU). Additional details will be provided in the Award Terms, which you will receive after the awards have been granted.

8. Benefit Plans. You will be eligible to participate in (a) the Company’s Retirement Savings Plan, Retirement Savings Restoration Plan, Management Deferred Compensation Plan and (b) the Company’s standard employee benefit programs (including health and welfare) made available to other U.S. senior management employees, including the executive health program and executive financial management program, in each case, subject to the terms and conditions of such programs. You will be eligible to receive up to twenty (20) days of Choice Time in each calendar year (except that your Choice Time for 2026 will be prorated based on the Hire Date) and certain paid holidays. The Company reserves the right to amend any benefit plans or programs in accordance with their terms. For the avoidance of doubt, your participation in such programs will be on a basis that is no less favorable than any other senior executive of the Company. In addition, the Company will reimburse you for documented business expenses properly incurred by you on behalf of the Company in accordance with the Company’s applicable business expense reimbursement policies.

9. Relocation Assistance. You will receive domestic relocation assistance in accordance with the Company’s standard relocation policies (not eligible for guaranteed buyout or loss of sale benefits); provided that (a) as a condition to such assistance, you must provide the applicable documentation of any reimbursable expense no later than January 30 of the year following the year in which such expense was incurred, (b) all reimbursements will be made no later than March 15 of the year following the year in which the applicable expense was incurred, (c) upon your termination of employment for any reason, you will cease to be eligible for or receive any such assistance (other than reimbursement for expenses incurred prior to such termination) and (d) the aggregate value of all allowances and reimbursements made to you will not exceed USD750,000.

10. Termination of Employment; Severance. You agree that your employment with the Company is not for any specific duration or period of time and that you are an employee at-will. Your employment may be terminated at any time by you or the Company, with or without cause and with or without notice. Notwithstanding the foregoing, effective as of the Hire Date, you will participate in the Company’s Change in Control and Executive Severance Plan, as in effect from time to time, as the “CEO” (as defined therein), which will govern the termination of your employment and any payments or benefits to which you may be entitled as a result thereof. You are eligible under the plan to be eligible for certain severance protections upon a Qualifying Termination, which includes either termination of employment by the Company without cause or Good Reason, which has the meaning assigned to such term or an analogous term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Good Reason” or an analogous term, then “Good Reason” shall mean (i) a material diminution in the Participant’s base compensation, (ii) a material diminution in the Participant’s authority, duties, or responsibilities, or (iii) a material change in the geographic location at which the Participant must perform his/her services for the Company.

11. Other Matters.

a. You acknowledge and agree that, as a condition of your employment hereunder, you will execute and deliver the Company’s standard employee agreement, in the form attached hereto as Schedule A, to be effective as of the Hire Date. In addition, you acknowledge and agree that you will comply with any ongoing confidentiality or other restrictive covenant obligations that you may have with any former employer..

b. You will be entitled to the same director and officer indemnification provided to other executive officers pursuant to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. In addition, you will be provided coverage under the Company’s director and officer insurance policy on the same basis as the other executive officers of the Company.

c. You acknowledge and agree that you are subject to the Company’s policies for executives and for employees generally, as amended from time to time, including, without limitation, the Company’s insider trading policy, stock ownership policy, compensation recovery policy and code of ethics.

d. Following the termination of your employment with the Company, you acknowledge and agree that you will cooperate with requests of the Company regarding any legal matters or proceedings of any kind, which will include making yourself available for interviews or testimony if reasonably requested by the Company. The Company will reimburse you for any reasonable expenses incurred in connection with such requests or assistance if approved by the Company and supported by required documentation. No payment made to you hereunder is intended to be or will be interpreted as payment for any particular testimony or assistance with respect to the legal matters specified above or any other matter. You understand that you are to provide your good faith assistance and agree to provide truthful responses to any requests for information or testimony.

e. As is customary, this offer is contingent upon: (i) successful completion of pre-employment screening, including a drug screen and background check. In some instances, a medical evaluation or other required screening must be successfully completed within Corteva’s guidelines, (ii) presentation of sufficient document(s) to complete the I-9 Employment Eligibility Verification establishing your identity and employment eligibility as required by the Immigration Reform and Control Act of 1986 which makes it unlawful for an employer to hire an individual not authorized for employment in the U.S. Please see link for acceptable documentation: https://www.uscis.gov/i-9-central/acceptable-documents), (iii) completion of the Company Director’s Officer and Officers Questionnaire and confirmation that you are free of conflicts of interest, and (iv) certification that you have read and will comply with the Company’s Code of Conduct.

12. Miscellaneous.

a. Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Unless otherwise prohibited by law, you and the Company agree to have any disputes arising out of this Agreement resolved in a forum having a substantial body of law and experience, so both you and the Company agree that any action or proceeding arising out of this Agreement will be brought exclusively in the state or federal courts of Delaware and both you and the Company further agree to the personal jurisdiction of those courts. Both you and the Company waive any objection that either party may now or later have to the venue of any such action in such court(s), and further both you and the Company waive any claim that either party may now or later have that any action brought in such court(s) has been brought in an inconvenient forum.

b. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, term sheets and agreements, whether oral or written, between you and the Company relating to the subject matter hereof. No amendment, modification or change to this Agreement will be enforceable unless reduced to writing and executed by both you and the Company.

c. Taxes. All amounts payable to you hereunder will be subject to any applicable tax withholdings or deductions. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with Section 409A. Payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement that constitute “deferred compensation” within the mention of Section 409A upon a termination of employment will only be made upon a “separation from service” within the meaning of Section 409A. To the extent required under Section 409A, amounts that would otherwise be payable under this Agreement during the six (6) month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Employee’s separation from service (or, if earlier, Employee’s date of death). Any reimbursements of expenses or in-kind benefits provided under this Agreement that are not otherwise exempt from Section 409A will comply with the requirements of Treasury Regulation Section l.409A-3(i)(l)(iv) (or successor provisions). The amount of any such expenses reimbursed, or benefits provided during one taxable year will not affect the amount of expenses eligible for payment or reimbursement in any other taxable year. Any such expenses reimbursed, or benefits provided will be made on or before the last day of your taxable year following the taxable year in which the expense was incurred. Any such right to reimbursement or benefits is not subject to liquidation or exchange for any other benefit. In the event of non-compliance with Section 409A, Employee shall be responsible for the payment of taxes, penalties, interest or other expenses.

d. Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.

To indicate your acceptance of this Agreement, please sign and date this Agreement in the space provided below.

Very truly yours, CORTEVA, lNC.

By:	/s/ Gregory R. Page
Gregory R. Page
Chair, Corteva Board of Directors

ACCEPTED AND AGREED:

By:	/s/ Luke Kissam
Luke Kissam

Schedule A

EMPLOYEE AGREEMENT

This is my Employee Agreement (“Agreement”) with Corteva, Inc. and its affiliated, subsidiary, and successor companies (the “Company”).

In consideration for my employment with the Company, and the financial and other benefits I receive from that employment, the Company and I agree as follows:

1. Employment at Will: My employment with the Company is not for any specific duration or period of time, and I am an employee at-will of the Company. This means that the employment relationship between the Company and me may be terminated by either of us at any time, with or without cause and with or without notice.

2. Application of Agreement to Affiliates, Subsidiaries, and/or Successors and Changes in Position: This Agreement and my commitments under it will apply with and are assigned by the Company to its affiliates, subsidiaries, or successors in connection with my work for or employment with those affiliates, subsidiaries, or successors. I understand that this Agreement will continue to apply even as my job duties and compensation change during my employment. All references in this Agreement to “the Company” apply equally to any affiliated or successor entity by which I am employed.

3. Duty of Loyalty: During my employment with the Company, I will devote my full work time, energy, and best efforts to the business of the Company. I will avoid conflicts of interest, comply with the Company’s policies, and its Code of Conduct.

4. Inventions and Discoveries: I will promptly identify and fully disclose to the Company’s HR and/or Legal Intellectual Property Function all inventions, copyright eligible works, ideas, improvements, software, discoveries, and other intellectual property that I develop, discover, or create that: (i) relate to the Company’s business, or to any actual or demonstrably anticipated research, future work, or projects of the Company, whether or not conceived or developed alone or with others, and whether or not conceived or developed during regular working hours; or (ii) result from any work that I have performed for the Company, performed on Company time, or performed using the Company’s property or resources. These works and materials described in subsections (i) and (ii) of this Section 4(a) are referred to as “Company Inventions and Intellectual Property.” All Company Inventions and Intellectual Property, and the rights to them, moral and otherwise, are and will remain as the Company’s exclusive property unless otherwise agreed by both me and the Company in writing. While employed, and as necessary after my employment ends, I agree that I will assist the Company in obtaining patents or copyrights on all Company Inventions and Intellectual Property that that Company seeks to protect and execute all documents and do everything requested of me to assist the Company in pursuing and securing the complete benefits of Company’s Inventions and Intellectual Property. I hereby assign to the Company or its designee all rights, title, and interest to all Company Inventions or Intellectual Property that I have conceived, developed, discovered, or created or will develop, discover or create in the future during my employment or association with the Company.

(a) I represent and warrant that I have disclosed to the Company all intellectual property in which I had an ownership interest prior to the commencement of my employment with the Company.

(b) To the extent that the state law where I reside requires it, this is my notice that no provision in this Agreement requires me to assign any of my rights to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on my own time, unless: (i) the invention relates at the time of conception, or reduction to practice of the invention, to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (ii) the invention results from any work performed by me for the Company.

5. Confidential Information:

I acknowledge that during my employment with the Company, I will come into contact with and learn various forms of Confidential Information and Trade Secrets, as defined below, which are the property of the Company. Confidential Information and Trade Secrets are items of information relating to the Company that are of great competitive value to the Company, which may be disclosed to me or of which I may become aware because of my relationship with the Company, which are not generally known or available to the general public or the Company’s competitors, and which have been developed, compiled, or acquired by the Company at its great effort and expense. “Confidential Information” includes, but is not limited to:

(1)	financial and business information,[1]

(2)	product and technical information,[2]

(3)	marketing information,[3]

(4)	customer and prospective customer information,[4] and

(5)	employees, contractors, and consultants’ skills and abilities, and other personnel information.[5]

[1]

Some examples of financial and business information include information with respect to costs, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures.

[2]

Some examples of product and technical information include new and innovative ideas, research and development projects, investigations, new business development, trademarks and brand names under development, sketches, plans, drawings, prototypes, methods, procedures, manufacturing processes, sourcing, experimental and testing results, devices, machines, equipment, data processing programs, software, software codes, and computer models.

[3]	Some examples of marketing information include new marketing ideas, strategies, initiatives, business plans, markets, and mailing lists.

[4]

Some examples of customer information include the identity of the Company’s customers and prospective customers, their names, the names of representatives of the Company’s customers and prospective customers responsible for entering into contracts with the Company, the financial arrangements between the Company and its customers, the existence and terms of contracts with customers orany future contracts with customers or prospective customers, specific needs, requirements, and preferences of customers, and leads and referrals to certain prospective customers.

[5]

Examples ofpersonnel information may include theidentity and number of the Company’s employees, consultants, and contractors; contractor or consultant billing rates; qualifications; and performance metrics.

(a) “Trade Secrets” are a subset of Confidential Information that meet the requirements of applicable federal and/or state trade secret law. Confidential Information and Trade Secrets can be in any form, including, without limitation, oral, written, machine readable, or digital.

(b) Throughout my employment with the Company and at all times following the end of my employment, whether voluntary or involuntary: (i) I will hold all Confidential Information and Trade Secrets in the strictest confidence, take all reasonable precautions to prevent inadvertent disclosure to any unauthorized person, and follow all Company policies protecting Confidential Information and Trade Secrets; (ii) I will not, directly or indirectly, use, disclose, or make available to any other person or entity any Confidential Information or Trade Secrets other than in the proper performance of my duties during my employment with the Company; and (iii) I will not use the Company’s Confidential Information or Trade Secrets to attempt to solicit, induce, recruit, or take away clients or customers of the Company. I understand and acknowledge that my confidentiality obligations will terminate only if and when the Confidential Information or Trade Secrets in question become generally known to the public through no wrongful act by me or others who are under confidentiality obligations.

(c) Nothing in this Agreement prohibits me from disclosing information in connection with the exercise of any legally protected right. I am not prevented from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding, or other proceeding before any federal, state, or local government agency. Also, under the federal Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to the attorney defending me in a lawsuit for retaliation against me for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Return of Company Property: Immediately, or as soon as practicable, upon the end of my employment or at any time the Company requests, I agree to return to the Company any and all property belonging to it that is in my possession or under my control.6

[6]

Examples of Company property include, without limitation, all computers and computer equipment; office equipment; phones provided by the Company; vehicles and keys assigned to me by the Company; office keys, passes, and passcards; documents (whether in hard copy of electronic form), books, and notebooks; and computer files, databases, programs, thumb drives, external drives, disks, and computer access codes.

7. Post-Employment Covenants: In addition to my ongoing confidentiality obligations in Section 5, I agree to the following covenants that will survive the end of my employment with the Company (“Post-Employment Covenants”).

(a) Non-Competition Covenant: The Company is engaged in a highly competitive global business, and I understand and acknowledge that through my position and responsibilities in the Company, I may gain business knowledge such that if I engage in a business that directly competes with the Company, it may cause the Company great and irreparable harm. Therefore, subject to any state or local law, or rule, that may apply to me, I agree that for a period of one (1) year after my employment with the Company ends, whether it ends voluntarily or involuntarily, the Company has the right, in its sole discretion, to require that I not directly or indirectly perform for any Competing Business the same or similar duties that I performed for the Company7 during the two (2) years preceding the end of my employment (“Exercise the Non-Compete” or “Exercise of Non-Compete”). A “Competing Business” means any individual or entity that develops, manufactures, sells, and/or distributes a product or service that competes with those products or services offered or under development by the Company. Although the Company conducts business globally, this Non-Competition Covenant will apply only to those regions, states and territories of the United States of America, and, if applicable, those countries of the world outside of the United States of America, in which I was employed or had responsibility within the last two (2) years of my employment.

(b) Notice to Company: During and for the one (I) year period following the end of my employment, whether voluntary or involuntary, I must provide written notice to the Company of any offers of employment that I intend to accept, including the name of the potential new employer and a description of the role that I have been offered. This information shall be submitted the HR Direct Service Center with a copy to my former Company leader. The Company will have ten (10) days to consider whether my new employment opportunity: (i) involves the same or similar duties that

[7]

Generally, the same or similar duties that I would be restricted from performing for a Competing Business might involve current or developing products, services, manufacturing, research and development, and any other strategic role: (a) for which I had responsibility or worked with in the last two (2) years of my employment, or (b) about which I acquired knowledge of or access to Confidential Information and Trade Secrets in the last two (2) years of my employment.

I performed for the Company during the last two years of my employment and (ii) is for a Competing Business, such that the Company needs to Exercise the Non-Compete. I agree to immediately provide the Company with any additional information that it may request in order to analyze whether my new employment opportunity poses a competitive risk to the Company’s business interests. The Company has the sole discretion to determine whether or not to Exercise the Non-Compete with respect to my new job opportunity.

(c) Non-Solicitation/Non-Service of Customers: For a period of one (1) year after my employment with the Company ends, whether voluntarily or involuntarily, I will not directly or indirectly solicit, contact, or communicate with (regardless of who initiates the communication) customers of the Company for the purpose of inducing or encouraging customers to stop or reduce doing business with the Company or in an attempt to sell or provide any product or service that competes with those products or services offered by the Company. “Customers” in this Section means only those customers, prospective customers, and end users (i.e., customers of retailers or dealers) of the Company: (i) with whom I had personal contact within the last two (2) years of my employment, or (ii) about whom I learned Confidential Information or Trade Secrets during the last two (2) years of my employment with the Company.

(d) Non-Solicitation of Employees: For a period of one (1) year after my employment with the Company ends, whether voluntarily or involuntarily, I will not directly or indirectly interfere with the Company’s relationship with its employees by (a) soliciting or communicating with an employee to induce or encourage him or her to leave the Company’s employ (regardless of who first initiates the communication); (b) helping another person or entity evaluate a Company employee as an employment candidate; or (c) otherwise helping any person or entity hire an employee away from the Company. This restriction applies only to employees: (i) I worked with or supervised, or (ii) about whom I learned Confidential Information during the last two (2) years of my employment with the Company.

(e) Non-Interference with Business Partners: For a period of one (I) year after my employment with the Company ends, whether voluntarily or involuntarily, I will not directly or indirectly interfere with, disrupt, or attempt to disrupt the Company’s relationship, contractual or otherwise, with its vendors, suppliers, contractors, and consultants (collectively “Business Partners”) or diminish or attempt to diminish the services being provided to the Company by any Business Partners where permitted by law. This restriction shall apply only to those Business Partners of the Company with whom I came into contact during the last two (2) years of my employment with the Company.

8. Enforcement: If litigation or other formal action is required to enforce this Agreement, I agree that the prevailing party shall be entitled to recover its reasonable costs and attorney’s fees. Further, I understand that if I breach my Post-Employment Covenants, the restrictive periods will not continue to run and will, instead, be tolled for the period of time that I am in breach. Accordingly, the restrictive periods will be extended for a period equal to the duration of my breach, where permitted by law. If any part of this Agreement is held void, illegal, or unenforceable, or in conflict with any applicable law, every other term of this Agreement will remain valid and fully enforceable. If any court refuses to enforce any part of this Agreement as written, the court may modify that part to the minimum extent necessary to make it enforceable under applicable law, and shall enforce it as modified.

9. Confidential Information Belonging to Others: I affirm that I am not presently subject to a restrictive covenant or other contract or agreement of any kind that prohibits, restricts, or limits my employment with the Company, or, alternatively, that I have disclosed such agreement to the Company prior to starting employment with the Company. If I later learn that I may be subject to a restrictive covenant or other prior agreement of which I am currently unaware that may prohibit or restrict my employment with the Company, I will immediately notify the Company. If I have a restrictive covenant that interferes with my employment with the Company, the Company may elect to end my employment and enforce the restrictive covenants in this Agreement, but under such circumstances, I will not be entitled to any compensation for the non-compete restrictions as set forth in Section 7(c) above. I also agree that I will not disclose to the Company, use for the Company’s benefit, or induce the Company to use any trade secret or confidential information that I may possess or any intellectual property belonging to any former employer or other third party to whom I owe a duty of confidentiality.

10. Data Usage and Protection: I acknowledge and agree that in the ordinary course of business, the Company has or may be collecting, processing, and storing (electronically or otherwise) certain family, personal, and personnel data in accordance with the Company’s Privacy Policy.

11. No Expectation of Privacy: I acknowledge and agree that during my employment with the Company, I have no expectation of privacy with respect to the Company’s telecommunications, networking, or information processing systems (including, without limitation, stored files, e-mail messages, text messages, and voice messages). I agree that at any time, without notice, the Company may monitor my use of such Company systems and any files or messages created, sent, or received by me on any of those systems. I agree that any property owned by the Company and any of my property located on Company’s premises, including disks, other storage media, filing cabinets, lockers, vehicles, and work areas, are subject to inspection by the Company at any time, without notice.

12. Entire Agreement: This Agreement supersedes any prior employee agreements that I may have with Corteva, Inc. or any affiliated predecessor company, including but not limited to Dow AgroSciences LLC, E.I. du Pont de Nemours and Company, and Pioneer Hi-Bred International, except to the extent I have an ongoing obligation of confidentiality to such predecessor. In addition, to the extent the Post-Employment Covenants in this agreement conflict with or are different from any agreements regarding equity awards that I may have with Corteva, Inc. or any affiliated predecessor company, the terms in my equity award agreement will control in such circumstance. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my acceptance of this Agreement, except for those set forth in this Agreement. I also understand that I am free to consult an attorney before I sign the Agreement, if I choose to do so. No amendment, modification, or waiver to this Agreement will be binding upon either me or the Company unless it is in writing and signed by both of us.

13. Governing Law and Choice of Forum: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict of laws provisions. Unless otherwise prohibited by law, the Company and I desire to have any disputes arising out of this Agreement resolved in a forum having a substantial body of law and experience, so we agree that any action or proceeding arising out of this Agreement shall be brought exclusively in the state or federal courts of Delaware, Iowa or Indiana, and we further agree to the personal jurisdiction of those courts. Both the Company and I waive any objection we may now or later have to the venue of any such action in such court(s), and further we waive any claim we may now or later have that any action brought in such court(s) has been brought in an inconvenient forum.

14. Disclosure of Agreement: I agree that I will promptly disclose the existence of this Agreement and the Post-Employment Covenants in it to all of my subsequent employers or prospective employers until all Post-Employment Covenants have expired.

15. Electronic Signature: I received this Agreement electronically with sufficient time to review it, ask questions, and consult my attorney, if I chose to do so. I have also had the opportunity to download a copy of the Agreement and understand that additional copies are available to me. I understand that checking my acknowledgement and agreement to the terms of this Agreement constitutes my electronic signature.

Signature:		Signature:
	Gregory Page		Luke Kissam

Email:		Email: